Exhibit 99.1

FULL HOUSE RESORTS ANNOUNCES FOURTH QUARTER OF 2016 AND FULL-YEAR RESULTS

- Net Revenues Increase 25.4% in the Quarter, Reflecting the Successful Acquisition of
Bronco Billy's in May 2016, as Well as Organic Growth at Existing Properties

- Oversubscribed Rights Offering Strengthens Balance Sheet

- Growth Projects Underway at Company's Properties;
Preliminary Design Work Underway for Future Hotel at Bronco Billy's

- Growth Projects Scheduled for Completion Beginning in Second Quarter of 2017

Las Vegas – March 6, 2017 – Full House Resorts, Inc. (NASDAQ: FLL) today announced results for the fourth quarter and year ended December 31, 2016.

On a consolidated basis, net revenues in the fourth quarter of 2016 increased 25.4% to $38.2 million, up from $30.5 million in the prior-year period. Net loss for the fourth quarter of 2016 was $2.5 million, or a loss of $0.12 per diluted common share, compared to a net loss of $1.2 million, or a loss of $0.06 per diluted common share, in the prior-year period. Adjusted EBITDA in the 2016 fourth quarter rose 35.9% to $3.6 million from $2.6 million in the fourth quarter of 2015. The fourth quarter of 2016 included $0.7 million from the successful acquisition of Bronco Billy's Casino and Hotel in May 2016.

"We had a solid fourth quarter, with financial results improving at our existing properties and a solid contribution from newly-acquired Bronco Billy's," said Daniel R. Lee, President and Chief Executive Officer of Full House Resorts. "Operating results at the Silver Slipper were particularly strong in the quarter, with the property quickly overcoming flood-related issues that occurred in the third quarter of 2016 in several of its feeder markets. At Rising Star, our Christmas Casino concept -- now in its second year -- again helped drive significant visitation in what is traditionally our slowest period. At both Bronco Billy's and Grand Lodge, snowstorms affected visitation, but guest levels quickly returned to normal. Lastly, at Stockman's Casino, we again benefited from recent refurbishment efforts inside the casino, as well as elevated activity at the nearby military base."

Concluded Mr. Lee, "We continue to make progress on $10 million of growth projects at our existing properties. At Stockman's Casino, we completed a new customer parking lot and unveiled a new digital marquee late in the fourth quarter. We expect to complete the landscaping portion of the project, along with construction of a new porte cochère, in the second quarter of 2017. Our renovation project with Hyatt of the Grand Lodge Casino is also currently underway, with work being conducted in phases and expected to finish in June 2017, prior to the start of the casino's busy summer season. At Rising Star Casino Resort, we recently broke ground on a new 56-space RV park, the first RV park at a casino in the region. We expect to complete that project by this upcoming Memorial Day weekend. Lastly, also for this upcoming summer, we are building a new pool, beach club, and outdoor event space at the Silver Slipper."

For the full year, consolidated net revenues increased 17.3% to $146.0 million in 2016. On a same-store basis (i.e. excluding Bronco Billy's Casino and Hotel), net revenues increased to $129.8 million in 2016, up from $124.4 million in 2015. Net loss for 2016 was $5.1 million, or a loss of $0.26 per diluted common share, compared to a net loss of $1.3 million, or a loss of $0.07 per diluted common share, for 2015. Due in part to its significant depreciation and amortization expense, the Company generally has positive cash flow from operations despite net losses. Net cash provided by operating activities was an estimated $7.9 million in 2016 versus $7.5 million in 2015. Adjusted EBITDA rose to $16.2 million, a 15.9% increase from $14.0 million in 2015. Operating results in 2015 (including net cash provided by operations) benefited from a $1.4 million refund in the third quarter related to the settlement of an outstanding property tax dispute.

Fourth Quarter 2016 Highlights and Subsequent Events

•
Net revenues at the Silver Slipper Casino and Hotel rose 6.5% in the fourth quarter of 2016 to $14.8 million from $13.9 million in the prior-year quarter. Adjusted Property EBITDA increased 23.6% to $2.7 million in the fourth quarter of 2016, up from $2.2 million in the prior-year period. Hotel occupancy for the fourth quarter of 2016 improved to 87% from 61% in the 2015 period. The Company continues to analyze ways to improve its midweek business in both the hotel and the casino. Among those efforts, the Company expects to open a new pool, beach club, oyster bar, and outdoor event space at the Silver Slipper, all in 2017.

•
At the Rising Star Casino Resort, net revenues for the fourth quarter of 2016 increased to $12.6 million from $12.1 million in the fourth quarter of 2015. Adjusted Property EBITDA in the fourth quarter of 2016 was $0.4 million, versus $0.8 million in the fourth quarter of 2015 and an Adjusted Property EBITDA loss of $0.3 million in the fourth quarter of 2014, before the 2015 launch of the Christmas Casino concept. The difference between the 2015 and 2016 results was principally the cost of renting and operating a skating rink as part of the Christmas Casino, as well as certain accounting adjustments.

•
As mentioned above, the Company broke ground on a 56-space RV park at Rising Star Casino Resort in late February 2017 after receiving local government approvals. The Company expects to invest approximately $1.5 million in the growth project and intends to open the RV park by this upcoming Memorial Day weekend. RV parks are common at casinos in other regions and the Recreation Vehicle Industry Association estimates that more than 60% of all recreation vehicles are made in Indiana. Despite this, Rising Star's RV park will be the first at a casino in the market.

•	Bronco Billy's Casino and Hotel, acquired on May 13, 2016, had net revenues of $5.8 million and Adjusted Property EBITDA of $0.7 million for the fourth quarter of 2016.

•
The Northern Nevada segment consists of the Grand Lodge and Stockman’s casinos. Casino layout and other physical improvements made to Stockman's Casino beginning in late 2015 offset significant snowfall affecting access to the Grand Lodge Casino in December. Combined, Northern Nevada net revenues increased 12.0% to $5.0 million from $4.5 million in the 2015 fourth quarter. Adjusted Property EBITDA for the Northern Nevada segment improved 12.7% to $0.7 million in the fourth quarter of 2016 from $0.6 million in the 2015 period.

•
The Company has been working with its landlord, the Hyatt organization, and the respected design firm TAL Studios on a $5.0 million renovation of the Grand Lodge Casino, $1.5 million of which will be funded by Full House Resorts. The renovation, which is currently in progress, is occurring in phases without closure of the casino. We expect to complete the renovation in June 2017.

•
In September 2016, the Company began construction work for the $1.5 million redesign of the main entrances and parking improvements at Stockman's Casino. In late 2016, we completed the new parking lot and installed a new digital marquee at the property. We expect to complete the property's new porte cochère and landscaping in the second quarter of 2017. Construction of new administrative offices, which will now connect directly to the casino, is slated for later this year.

•
In November 2016, Full House Resorts successfully concluded an oversubscribed rights offering. The Company received $5 million in gross proceeds through the issuance of 3,846,154 new shares of the Company's stock. The purpose of the rights offering was to strengthen the Company's balance sheet and to raise equity capital in a cost-effective manner, while also allowing current holders of common stock to participate and avoid dilution. The net proceeds are being used to partially fund approximately $10 million of growth projects at existing properties. In addition to the projects mentioned above, they include: a VIP gaming area, sense of arrival improvements, a new casino restaurant, and a ferry boat service at Rising Star Casino Resort; design work for a potential future hotel addition at Bronco Billy's Casino and Hotel; and for general corporate purposes. All of these improvements (except for the new potential hotel at Bronco Billy's) are anticipated to be completed within approximately two years. The rights offering also satisfied a condition in the Company's first lien credit facility, preventing an increase in the interest rate on such borrowings that otherwise would have occurred on May 13, 2017.

•
The Company incurred approximately $0.4 million of project development and acquisition expenses during the fourth quarter of 2016. This amount primarily consists of costs related to the Company's acquisition of Bronco Billy's Casino and Hotel and development efforts in Indiana. The Company has proposed development of a casino hotel in Terre Haute, Indiana. Such development requires the approval of the state legislature (which is currently in session), as well as the approval or acquiescence of the Governor. There is no certainty that such approvals will be received.

On February 16, 2017, the Public Policy Committee of the Indiana State Senate voted 5-5 on a bill that would have authorized such a casino. The bill required a majority vote to move to the Senate floor. There are other ways that the concept could be considered by the full legislature, but the Public Policy Committee was the normal and most expedient route. The Company continues to explore ways to utilize its unused, permitted gaming capacity in Terre Haute or elsewhere in Indiana, providing significant jobs and tax revenues to the state and a growth opportunity to the Company's shareholders and employees.

Liquidity and Capital Resources
As of December 31, 2016, the Company had $27.0 million in cash and $98.3 million in outstanding first- and second-lien debt. Of the Company’s $2.0 million revolving credit facility, none was drawn at December 31, 2016. Net debt as of year-end was $71.3 million. The balance sheet reflects the closing of the Company's rights offering in November 2016 in advance of growth projects that are currently under construction, as well as funds generated from operations during the year.

As noted, net cash provided by operating activities was an estimated $7.9 million in 2016. Capital expenditures for the year, excluding the acquisition of Bronco Billy's, were an estimated $3.5 million.

Conference Call Information
The Company will host a conference call for investors today, March 6, 2017, at 4:30 p.m. ET (1:30 p.m. PT) to discuss its 2016 fourth quarter results. Investors can access the live audio webcast from the Company’s website at www.fullhouseresorts.com under the investor relations section. The conference call can also be accessed by dialing (800) 732-8711 or, for international callers, (913) 312-0644.

A replay of the conference call will be available shortly after the conclusion of the call through March 20, 2017. To access the replay, please visit www.fullhouseresorts.com. Investors can also access the replay by dialing (844) 512-2921 or, for international callers, (412) 317-6671 and using the passcode 7661508.

Forward-looking Statements
This press release contains statements by Full House and its officers that are "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Some forward-looking statements in this press release include those regarding our operating trends and expected results of operations, our construction budgets and time lines, our pursuit of the Terre Haute proposal and other opportunities in Indiana, and disruption expectations. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the control of Full House. Such risks include, without limitation, the failure to obtain and/or maintain regulatory approvals (including in Colorado, Indiana, Nevada and Mississippi), the increase in Full House's indebtedness due to the acquisition of Bronco Billy’s, dependence on existing management, competition, uncertainties over the development and success of our acquisition and expansion projects, effectiveness of expense and operating efficiencies, general macroeconomic conditions, and regulatory and business conditions in the gaming industry (including competition from new casinos in Ohio, the potential allowance of live table games at Indiana’s racinos, or the possible authorization or expansion of gaming in nearby states). Additional information concerning potential factors that could affect Full House’s financial condition and results of operations is included in the reports Full House files with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year and the Company’s other periodic reports filed with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update or revise its forward-looking statements as a result of new information, future events or otherwise. Actual results may differ materially from those indicated in the forward-looking statements.

(a) Reconciliation of Non-GAAP Financial Measures
We define “Adjusted EBITDA” as earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, impairment charges, asset write-offs, recoveries, gain (loss) from asset disposals, pre-opening expenses, project development and acquisition costs, and non-cash share-based compensation expense. “Adjusted Property EBITDA” is Adjusted EBITDA before corporate-related costs and expenses which are not allocated to each property. "Adjusted Property EBITDA margin" is Adjusted Property EBITDA divided by net revenues for such property. Although Adjusted EBITDA, Adjusted Property EBITDA and Adjusted Property EBITDA margin are not measures of performance or liquidity calculated in accordance with generally accepted accounting principles (“GAAP”), we believe these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity. We utilize Adjusted EBITDA, Adjusted Property EBITDA and Adjusted Property EBITDA margin internally to focus management on year-over-year changes in our core operating performance, which we consider our ordinary, ongoing and customary operations and which we believe is useful information to investors. Accordingly, management excludes certain items when analyzing core operating performance, such as the items mentioned above, that management believes are not reflective of ordinary, ongoing and customary operations. A version of Adjusted EBITDA (as defined in our credit agreements) is also used to determine compliance with certain covenants and the appropriate interest rate under such agreements.

In addition, because Adjusted EBITDA and Adjusted Property EBITDA are not calculated in accordance with GAAP, they may not necessarily be comparable to similarly titled measures employed by other companies. A reconciliation of Adjusted EBITDA and Adjusted Property EBITDA is presented below. However, you should not consider these measures in isolation or as substitutes for operating income, cash flows from operating activities, or any other measure for determining our operating performance or liquidity that is calculated in accordance with GAAP. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA and Adjusted Property EBITDA, you should be aware that, in the future, we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA and Adjusted Property EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

FULL HOUSE RESORTS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data) (Unaudited)
	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Revenues
Casino	$34,491	$27,489	$131,584	$111,763
Food and beverage	7,359	6,169	28,797	25,222
Hotel	2,149	1,839	8,637	6,675
Other operations	1,301	921	4,394	3,811
Gross revenues	45,300	36,418	173,412	147,471
Less promotional allowances	(7,112)	(5,963)	(27,420)	(23,040)
Net revenues	38,188	30,455	145,992	124,431
Operating costs and expenses
Casino	18,217	13,587	68,127	57,157
Food and beverage	2,714	2,360	9,804	8,992
Hotel	201	431	969	1,243
Other operations	324	312	1,561	1,325
Selling, general and administrative	13,247	11,212	49,756	41,883
Project development and acquisition costs	413	131	1,314	891
Depreciation and amortization	2,134	1,668	7,928	7,893
Loss on disposal of assets	35	3	344	3
	37,285	29,704	139,803	119,387
Operating income	903	751	6,189	5,044
Other (expense) income
Interest expense, net of capitalized interest	(2,746)	(1,839)	(9,486)	(6,715)
Debt modification costs	—	—	(624)	—
Adjustment to fair value of warrants and other	(482)	—	(543)	12
	(3,228)	(1,839)	(10,653)	(6,703)
Income (loss) before income taxes	(2,325)	(1,088)	(4,464)	(1,659)
Provision (benefit) for income taxes	173	82	630	(342)
Net income (loss)	$(2,498)	$(1,170)	$(5,094)	$(1,317)
Basic and diluted earnings (loss) per share	$(0.12)	$(0.06)	$(0.26)	$(0.07)
Basic and diluted weighted average number of common shares outstanding	21,428	19,640	19,602	19,608

Full House Resorts, Inc.
Supplemental Information
Segment Revenues and Adjusted EBITDA and
Reconciliation of Adjusted EBITDA to Operating Income and Net Loss
(In Thousands, Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2016	2015	2016	2015
Net Revenues
Silver Slipper Casino and Hotel	$14,767	$13,869	$59,093	$56,836
Rising Star Casino Resort	12,620	12,113	49,472	47,557
Bronco Billy's Casino and Hotel	5,793	—	16,220	—
Northern Nevada Casinos	5,008	4,472	21,207	20,038
	$38,188	$30,454	$145,992	$124,431

Adjusted EBITDA
Silver Slipper Casino and Hotel	$2,660	$2,152	$9,994	$9,925
Rising Star Casino Resort	448	754	2,931	4,005
Bronco Billy's Casino and Hotel	725	—	3,423	—
Northern Nevada Casinos	685	608	3,941	3,877
Corporate	(940)	(881)	(4,105)	(3,843)
	$3,578	$2,633	$16,184	$13,964

Depreciation and amortization	(2,134)	(1,668)	(7,928)	(7,893)
Write-offs, recoveries and asset disposals, net	(35)	(3)	(344)	363
Project development, acquisition costs and other	(413)	(154)	(1,314)	(1,047)
Stock compensation	(93)	(57)	(409)	(343)
Operating income	903	751	6,189	5,044
Non-operating expense, net
Interest expense, net of capitalized interest	(2,746)	(1,839)	(9,486)	(6,715)
Debt modification costs	—	—	(624)	—
Adjustment to fair value of warrants and other	(482)	—	(543)	12
	(3,228)	(1,839)	(10,653)	(6,703)
Loss before income taxes	(2,325)	(1,088)	(4,464)	(1,659)
Provision (benefit) for income taxes	173	82	630	(342)
Net loss	$(2,498)	$(1,170)	$(5,094)	$(1,317)

About Full House Resorts, Inc.
Full House Resorts owns, leases, develops and operates gaming facilities throughout the country. The Company’s properties include Silver Slipper Casino and Hotel in Hancock County, Mississippi; Bronco Billy's Casino and Hotel in Cripple Creek, Colorado; Rising Star Casino Resort in Rising Sun, Indiana; and Stockman’s Casino in Fallon, Nevada. The Company also operates the Grand Lodge Casino at the Hyatt Regency Lake Tahoe Resort, Spa and Casino in Incline Village, Nevada under a lease agreement with the Hyatt organization. Further information about Full House Resorts can be viewed on its website at www.fullhouseresorts.com.

Contact:
Lewis Fanger, Chief Financial Officer
Full House Resorts, Inc.
702-221-7800
www.fullhouseresorts.com